Exhibit 3.1

HYDROFARM HOLDINGS GROUP, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES 1 NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(G) OF THE DELAWARE GENERAL CORPORATION LAW

The undersigned, William Toler, does hereby certify that:

1. The undersigned is the Chief Executive Officer of Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue fifty million (50,000,000) shares of preferred stock, $0.0001 par value per share.

3. On October 27, 2026, the following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Corporation’s Certificate of Incorporation, authorizes the issuance of fifty million (50,000,000) shares of undesignated preferred stock, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights (including voting powers), preferences and limitations of any series of preferred stock; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the designation and number of a series of the preferred stock and to determine the designation, relative rights (including voting powers), preferences and limitations thereof, which shall consist of twenty seven million eight hundred thousand (27,800,000) shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the powers, designations, rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non- essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, (i) the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof and (ii) any capital stock or other securities into which such shares of Common Stock are changed and any capital stock or other securities resulting from or compromising a reclassification, combination or subdivision of, or a stock dividend on, any such shares of Common Stock.

“Designating Lenders” shall have the meaning given to such term in that certain Side Letter – Lock-Up and Stockholder Approval Covenant Relating to Series 1 Non-Voting Convertible Preferred Stock and Warrants, dated October 27, 2026, between the Corporation and the Lenders party thereto.

“Distribution” shall have the meaning set forth in Section 7(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Freely Convertible Shares” shall have the meaning set forth in Section 6(d).

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall have the meaning given such term in Section 2.

“Lender Designees” means any directors of the Corporation designated by the Designating Lenders.

“Lender Holder” means a Holder that is a Lender as defined in that certain Payoff Letter, dated as of October 27, 2026, by and among the Corporation, FEAC Agent, LLC as Agent and the lenders party thereto, and any permitted transferee of a Lender Holder.

“Lender Holder Representative” means the designated representative of the Lender Holders authorized to act on the behalf of the Lender Holders.

“Liquidation” shall have the meaning set forth in Section 5.

“Necessary Action” means, with respect to any Person and a specified result, all actions (to the extent such actions are not prohibited by applicable law and reasonably within such Person’s control, and in the case of any action that requires a vote or other action on the part of the Board of Directors, to the extent such action is consistent with fiduciary duties that the Corporation’s directors may have in such capacity) necessary or desirable to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to all shares of Common Stock, (iii) causing the adoption of stockholders’ resolutions and amendments to the Corporation’s Certificate of Incorporation or bylaws, (iv) executing agreements and instruments, (v) making, or causing to be made, with governmental authorities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating certain Persons for election to the Board of Directors in connection with the annual or special meeting of stockholders of the Corporation.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates, if any, which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Rights” shall have the meaning set forth in Section 7(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” means the approval of the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market.

“Stockholder Approval Date” shall have the meaning set forth in Section 6(d).

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation and any successor transfer agent of the Corporation.

Section 2. Designation, Amount, Par Value and Subordination. The series of preferred stock shall be designated as Series 1 Non-Voting Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be twenty seven million eight hundred thousand (27,800,000) (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Preferred Stock voting as a separate class (each, a “Holder” and collectively, the “Holders”). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1.00 (the “Stated Value”). The Preferred Stock shall rank (i) senior to the Common Stock and any other class or series of capital stock of the Corporation hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Preferred Stock, and (ii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on par with the Preferred Stock.

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, from and after the Original Issue Date, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision.

Section 4. Voting Rights; Director Removal Rights.

(a) Voting Rights. The Holders of Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law. Notwithstanding the foregoing, in addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, voting as a separate class, (a) alter or amend this Certificate of Designation, amend or repeal any provision of or add any provision to the Corporation’s Certificate of Incorporation or bylaws, or file any article of amendment, certificate of designations, preferences, limitations and relative rights of all series of Preferred Stock, in each case if such action would change adversely the powers, preferences or rights given to the Preferred Stock in this Certificate of Designation, (b) increase or decrease (other than by conversion) the number of authorized shares of Preferred Stock, (c) authorize or issue an additional class or series of capital stock that ranks senior to the Preferred Stock with respect to the distribution of assets on liquidation, or (d) enter into any agreement with respect to any of the foregoing.

(b) Director Removal Rights. The Designating Lenders shall have the exclusive right to remove one or more of the Lender Designees from the Board of Directors for a reason other than for cause, and the Corporation shall take all Necessary Action to cause the removal of any such Lender Designee(s) at the written request of the Lender Holder Representative.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Corporation ranking on liquidation prior and in preference to the Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Preferred Stock and (iii) in preference and priority to the holders of the shares of Common Stock, an amount equal to the greater of: (x) 100% of the Stated Value per share and no more, in proportion to the full and preferential amount that all shares of the Preferred Stock are entitled to receive or (y) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock (without regard to any limitations on conversion set forth herein or otherwise) pursuant to Section 6 immediately prior to such Liquidation. The Corporation shall mail written notice of any such Liquidation not less than 20 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Subject to the limitations set forth in Section 6(d), each share of Preferred Stock shall be convertible, at any time at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price (as defined below). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. From and after the Conversion Date, until presented for transfer or exchange, certificates that previously represented shares of Preferred Stock, if any, shall represent, in lieu of the number of shares of Preferred Stock previously represented by such certificate, the number of shares of Preferred Stock, if any, previously represented by such certificate that were not converted pursuant to the Notice of Conversion, plus the number of shares of Conversion Shares into which the shares of Preferred Stock previously represented by such certificate were converted. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s), if any, representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate, if any, representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued as shares of Preferred Stock and shall automatically and without further action by the Corporation be retired and restored to the status of authorized but unissued shares of preferred stock of the Corporation.

(b) Conversion Price. The conversion price for the Preferred Stock shall equal $1.00 per share, subject to adjustment herein (the “Conversion Price”).

(c) Mechanics of Conversion

(i) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. In addition to any other rights available to the Holder, if the Corporation fails to cause its Transfer Agent to transmit to the Holder the Conversion Shares pursuant to a conversion on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Corporation shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Preferred Stock and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Common Stock upon conversion of the Preferred Stock as required pursuant to the terms hereof.

(iii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock into Common Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and other encumbrances.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share of Common Stock which the Holder would otherwise be entitled to upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vi) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Conversion Limitations.

(i) Beneficial Ownership. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, if after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d)(i) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and, provided that the Corporation has complied with its obligations under this Certificate of Designation (including Section 7(f)(i)), the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder understands and acknowledges that the Corporation is not representing to the Holder that the calculations and determinations set forth in this Section 6(d)(i) are in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Section 6(d)(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding and the current Conversion Price. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. Notwithstanding the foregoing, by written notice to the Corporation, which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the holder may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d)(i), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock upon conversion of the Preferred Stock held by the Holder and the provisions of this Section 6(d)(i) shall continue to apply. In the event that the issuance of Common Stock to a Holder upon conversion of the Preferred Stock results in the Holder, together with any of its Affiliates and Attribution Parties, collectively being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, the number of shares so issued by which the aggregate beneficial ownership of the Holder, together with any of its Affiliates and Attribution Parties, exceeds such limitation (the “Excess Shares”) shall be deemed to be null and void and shall be cancelled ab initio, and none of the Holder, its Affiliates or its Attribution Parties, shall have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Holder shall return the Excess Shares to the Company. For the avoidance of doubt, such Excess Shares shall not be forfeited by the Holder but shall instead be returned to their status as unconverted shares underlying the Preferred Stock. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

(ii) Trading Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any Preferred Stock or otherwise pursuant to the terms of this Series 1 Certificate of Designation prior to the date on which the Corporation obtains the approval of its stockholders as required by the applicable rules and regulations of the Trading Market for issuances of shares of Common Stock upon conversion of the Preferred Stock (the “Stockholder Approval Date”). Notwithstanding the foregoing, if Stockholder Approval is not required for the conversion of some or all of the Preferred Stock (the “Freely Convertible Shares”), the Corporation shall permit each Lender Holder to convert such number of Freely Convertible Shares equal to its pro rata portion of all shares of Preferred Stock provided, however, that any such conversion shall be subject in all respects to the Beneficial Ownership Limitation, and no Lender Holder shall be entitled to convert any Freely Convertible Shares to the extent that, after giving effect to such conversion, such Lender Holder (together with its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Lender Holder's for purposes of Section 13(d) of the Exchange Act) would beneficially own Common Stock in excess of the Beneficial Ownership Limitation. .

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offering. In addition to any adjustments pursuant to Section 7(a) above, if the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion set forth herein or otherwise) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, prior to the Stockholder Approval Date, or if the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until the Stockholder Approval Date or such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation, as applicable).

(c) Pro Rata Distributions. During such time as the Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction (other than any dividend or distribution as to which an adjustment was effected pursuant to Section 7(a)) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion set forth herein or otherwise) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, at the closing of such Fundamental Transaction, without any action on the part of the Holder, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, (without regard to any limitation on conversion set forth herein or otherwise), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Conversion Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation on conversion set forth herein or otherwise). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to reflect the relative value or benefits of any different components of the Alternate Conversion Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Conversion Consideration it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. For avoidance of doubt, if the Conversion Price at the time of conversion is already adjusted to reflect the value or benefits of the Alternative Conversion Consideration, then no additional value or benefits shall be allocated to the Conversion Shares issued or issuable upon the conversion. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under the Preferred Stock in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitation on conversion set forth herein or otherwise) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email at its last email address as it shall appear upon the books of the Corporation a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring, and reasonable detail of the calculation of, such adjustment, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the adjustment required to be specified in such notice.

(ii) Notice of Certain Events. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on the Common Stock or shall repurchase the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock in their capacities as such rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, including Purchase Rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any Fundamental Transaction or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall email to each Holder at its last email address as it shall appear upon the books of the Corporation, at least ten (10) calendar days prior to the applicable record or, if a record is not to be taken, effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, repurchase, rights or warrants or stockholder approval, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, repurchase, rights or warrants are to be determined or (y) the date on which such Fundamental Transaction is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such Fundamental Transaction, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert its Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Covenants.

(a)Restriction on Transfer of Assets. Prior to the later of (i) the Stockholder Approval Date and (ii) the effectiveness of the registration statement covering all Conversion Shares and Common Stock underlying the warrants issued to the Lender Holders on the Original Issue Date, the Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of all or substantially all of its assets or rights of the Corporation or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (x) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Corporation and its Subsidiaries in the ordinary course of business consistent with its past practice and (y) sales of inventory and product in the ordinary course of business.

(b) Change in Nature of Business. Prior to the later of (i) the Stockholder Approval Date and (ii) the effectiveness of the registration statement covering all Conversion Shares and Common Stock underlying the warrants issued to the Lender Holders on the Original Issue Date, the Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Corporation and each of its Subsidiaries, as applicable, on the Original Issue Date or any business substantially related or incidental thereto.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at Hydrofarm Holdings Group, Inc., Attention: Chief Financial Officer, 1510 Main Street, Shoemakersville, Pennsylvania 19555, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail to kevin.obrien@hydrofarm.com on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, uncertificated shares or a new certificate for the shares of Preferred Stock represented by the certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation (which shall not include the requirement of posting of any bond).

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d) Waiver. Any waiver by the Corporation or a Holder of any provision of this Certificate of Designation or any breach thereof shall not operate as or be construed to be a waiver of any other provision of this Certificate of Designation or any breach thereof or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted or Preferred Stock. If any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares may not be reissued as Preferred Stock and shall automatically be retired and shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Preferred Stock.

(i) Representations of Lender Holders. Each Lender Holder is acting independently and severally, and not as part of a group (within the meaning of Section 13(d) of the Exchange Act) with any other Lender older or any other Person with respect to any securities of the Company. No Lender Holder has any agreement, arrangement or understanding with any other Lender Holder or any other Person to act together for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

IN WITNESS WHEREOF, Hydrofarm Holdings Group, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 27th day of October, 2026.

By:	/s/ William Toler
Name:	Wiliam Toler
Title:	Chief Executive Officer

[Signature page to Series 1 Certificate of Designation]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series 1 Non-Voting Convertible Preferred Stock indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

$1.00

Applicable Conversion Price, as last communicated to the Holder by the Corporation:

Number of shares of Common Stock to be Issued:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]
By:
Name:
Title:

15